Exhibit 99.9

Agreement to Transition the 2016 Special Rate Period for Series 3 Variable Rate Demand Preferred Shares of Nuveen New Jersey Quality Municipal Income Fund, dated November 15, 2018

Agreement to Transition the 2016 Special Rate Period for Series 3 Variable Rate Demand Preferred Shares (the “Series 3 VDRP Shares”) of Nuveen New Jersey Quality Municipal Income Fund (the “Fund”)

Dated as of November 15, 2018

1. In accordance with the Notice of Special Rate Period (Extending the 2016 Special Rate Period for Series 3 Variable Rate Demand Preferred Shares) (the “2017 Notice”), effective November 16, 2017, Wells Fargo Municipal Capital Strategies, LLC (“Wells Fargo”), as the Required Designated Owners, hereby:

(i) agrees to the terms set forth in the attached Notice of Special Rate Period (Adjustable Rate Special Rate Period) (Designating a Subsequent Rate Period as a Special Rate Period for the Series 3 Variable Rate Demand Preferred Shares) (the “Notice of Adjustable Rate Period” and the Special Rate Period established thereby, the “Adjustable Rate Special Rate Period”), and to the transition to the Adjustable Rate Special Rate Period, effective November 15, 2018 following the execution and delivery of this agreement, receipt by Wells Fargo of opinions of counsel for the Fund, substantially to the effect of Exhibits A-1, A-2 and A-3 hereto, and the execution and delivery to Wells Fargo by the Fund of the Notice of Adjustable Rate Period, upon the terms and subject to the conditions set forth therein; and

(ii) in accordance with Section 3.3(a) of the 2017 Notice, irrevocably waives its right to the Mandatory Tender of its Series 3 VRDP Shares otherwise provided in Section 3.3 of the 2017 Notice in connection with the designation of and transition to the Adjustable Rate Special Rate Period and agrees to retain its Series 3 VRDP Shares as of November 15, 2018, subject to its right to transfer such shares in accordance with the 2017 Notice and the Notice of Adjustable Rate Period, as applicable.

(iii) waives the minimum notice period otherwise required for amendment of the Tender and Paying Agent Agreement in the form attached hereto as Exhibit B.

(iv) waives the minimum notice period otherwise required for delivery of the Rate Period Change Notice as required by Section 3.2(a) of the 2017 Notice.

2. The parties to this agreement agree that the foregoing agreements and waiver shall be binding on the current Holders and Designated Owners, and each subsequent Holder and Designated Owner of the Series 3 VRDP Shares.

3. The parties to this agreement further agree that, effective November 15, 2018:

(i)

References to the “Notice” in the Series 3 Variable Rate Demand Preferred Shares (VRDP) Remarketing Purchase Agreement, dated as of November 17, 2016 and amended as of November 16, 2017 (as amended, the “Purchase Agreement”), between the Fund and Wells Fargo, shall be deemed to be to the Notice of Adjustable Rate Period, and that, as modified hereby, the Purchase Agreement shall continue in full force and effect with respect to the Adjustable Rate Special Rate Period.

(ii)	References to the “2016 Special Rate Period” in the Purchase Agreement shall be deemed to be to the Adjustable Rate Special Rate Period.

(iii)

References to “Designated Owner” or Designated Owners” in the Purchase Agreement shall be deemed to be to “Beneficial Owner” or “Beneficial Owners,” respectively, as defined in the Notice of Adjustable Rate Period.

(iv)	The definition of “Overconcentration Amount” in the Purchase Agreement is hereby amended and restated as follows:

“Overconcentration Amount” means as of any date of calculation of the Effective Leverage Ratio for the Fund, an amount equal to the sum of (without duplication):

(a)

for investments (excluding pre-refunded securities) of the Fund rated below BBB- (or the equivalent): 25% of the Market Value of such investments in excess of 20.0% but not in excess of 25.0%; plus 100% of the Market Value of such investments in excess of 25.0%;

(b)

for investments (excluding pre-refunded securities) of the Fund that are unrated by any of Fitch, Moody’s or S&P: 25% of the Market Value of such investments in excess of 25.0% but not in excess of 35.0%; plus 100% of the Market Value of such investments in excess of 35.0%;

(c)

for investments (excluding pre-refunded securities) of the Fund that are obligations of a single issuer and that are rated at least BBB- (or the equivalent): 100% of the Market Value of such investments in excess of 15.0%;

(d)

for investments (excluding pre-refunded securities) of the Fund that are obligations of a single issuer and that are rated below BBB- (or the equivalent): 100% of the Market Value of such investments in excess of 5.0%;

(e)

for investments (excluding pre-refunded securities) of the Fund that constitute exempt interest obligations backed primarily by payments from tobacco companies: 100% of the Market Value of such investments in excess of 20.0%;

(f)

for investments (excluding pre-refunded securities) of the Fund in a single Sector: 25% of the Market Value of such investments in excess of 30.0% but not in excess of 35.0%; plus 100% of the Market Value of such investments in excess of 35.0%; and

(g)

for investments (excluding pre-refunded securities) of the Fund in assets of the type described in Section 1.C.iv of Exhibit B (Eligible Assets): 100% of the Market Value of such investments in excess of 2.0%;

in each case, as a percentage of the Market Value of the Fund’s Managed Assets.

The rating of any investment (e.g., AA (or the equivalent)) used in determining the Overconcentration Amount shall be (a) the rating assigned to such investment if rated by only one of Fitch, Moody’s and S&P, (b) the higher of the ratings assigned to such investment if rated by any two of Fitch, Moody’s and S&P, (c) the highest rating assigned to such investment if rated by all three of Fitch, Moody’s and S&P, or (d) the equivalent rating based on the Fund’s internal credit due diligence, if not rated by any of Fitch, Moody’s and S&P.

(v)	Exhibit B of the Purchase Agreement is hereby amended and restated as set forth in Exhibit C hereto.

(vi)	The final paragraph of Section 7.15 of the Purchase Agreement is hereby deleted and replaced by the following:

In addition, the designation by the Board of Trustees of a replacement (the “Replacement”) to One-month LIBOR pursuant to the definition of One-month LIBOR contained in the Notice, in the event that One-month LIBOR no longer appears or is not otherwise calculable as provided therein (the date of such event, the “Unavailability Date”), shall be subject to the prior written consent of the Majority Participants, which consent shall not be unreasonably withheld. If applicable, One-month LIBOR from the Unavailability Date to the date the Replacement (as applicable, in the form initially approved by the Board of Trustees or, if different, in the form subsequently agreed by the Fund and the Majority Participants) becomes effective with the prior written consent of the Majority Participants as provided above, shall be equal to One-month LIBOR as in effect immediately prior to the Unavailability Date

4. The Fund agrees to pay the reasonable legal fees and expenses of counsel to Wells Fargo incurred in connection with the Notice of Adjustable Rate Period and the implementation thereof.

5. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the 2017 Notice.

6. This agreement shall be construed in accordance with and governed by the laws of the State of New York, except section 7 below, which shall be construed with and governed by the domestic law of the Commonwealth of Massachusetts, in each case without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS CONSENT.

The parties hereto hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other party hereto on any matters whatsoever arising out of or in any way connected with this consent.

7. A copy of the Fund’s Declaration is on file with the Secretary of the Commonwealth of Massachusetts. This consent has been executed on behalf of the Fund by an officer thereof in such capacity and not individually and the obligations of the Fund hereunder are not binding upon such officer, any of the trustees or the shareholders individually but are binding only upon the assets and property of the Fund.

8. This agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

[Signature Page Follows]

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC, as the Required Designated Owners and Purchaser

By:	/s/ Daniel George
Name: Daniel George
Title: Senior Vice President

NUVEEN NEW JERSEY QUALITY MUNICIPAL INCOME FUND

By:	/s/ Mark Winget
Name: Mark Winget
Title: Vice President

EXHIBIT A

FORMS OF OPINIONS OF COUNSEL FOR THE FUND

EXHIBIT A-1

FORM OF CORPORATE AND 1940 ACT OPINION

[On File]

EXHIBIT A-2

FORM OF U.S. FEDERAL AND STATE TAX OPINION

[On File]

EXHIBIT A-3

FORM OF LOCAL COUNSEL OPINION

[On File]

EXHIBIT B

FORM OF TENDER AND PAYING AGENT AGREEMENT

[On File]

EXHIBIT C

ELIGIBLE ASSETS

On the Effective Date and at all times thereafter:

1.	All assets in the Fund consist of “Eligible Assets”, defined to consist only of the following as of the time of investment:

A.	Debt obligations

i. “Municipal securities,” defined as obligations (whether documented as securities or as loans) of a State, the District of Columbia, a U.S. territory, or a political subdivision thereof and including general obligations, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Internal Revenue Code of 1986 issued by or on behalf of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including any municipal corporate instrumentality of 1 or more States, or any public agency or authority of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including obligations of any of the foregoing types related to financing a 501(c)(3) organization. The purchase of any municipal security will be based upon the Investment Adviser’s assessment of an asset’s relative value in terms of current yield, price, credit quality, and future prospects; and the Investment Adviser will monitor the creditworthiness of the Fund’s portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets. Eligible Assets shall include any municipal securities that at the time of purchase are paying scheduled principal and interest or if at the time of purchase are in payment default, then in the sole judgment of the Investment Adviser are expected to produce payments of principal and interest whose present value exceeds the purchase price.

ii. Debt obligations of the United States.

iii. Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

iv. Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.

v. Debt obligations of the Federal Home Loan Banks.

vi. Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

vii. Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

viii. Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank’s own account, including qualified Canadian government obligations.

ix. Debt obligations of issuers other than those specified in (i) through (viii) above that are “investment grade” and that are “marketable.” For these purposes, an obligation is:

(a) “marketable” if:

•	it is registered under the Securities Act;

•	it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or

•	it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value; and

(b) “investment grade” if:

•

the obligor had adequate capacity to meet financial commitments under the security for the projected life of the asset or exposure, which capacity is presumed if the risk of default by the obligor is low and the full and timely repayment of principal and interest is expected.

x. Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) above.

The bonds, notes and other debt securities referenced in A above shall be defined as Eligible Assets. An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:

•	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

•	it is for long-term or short-term financing purposes.

B.	Derivatives

i.	Interest rate derivatives;

ii.	Swaps, futures, forwards, structured notes, options and swaptions related to Eligible Assets or on an index related to Eligible Assets; or

iii.	Credit default swaps.

C.	Other Assets

i.

Shares of other investment companies (open- or closed-end funds and ETFs) the assets of which consist entirely of Eligible Assets based on the Investment Adviser’s assessment of the assets of each such investment company taking into account the investment company’s most recent publicly available schedule of investments and publicly disclosed investment policies.

ii.	Cash.

iii.	Repurchase agreements on assets described in A above.

iv.

Assets not otherwise covered in A, B or C above that the Investment Adviser or the Sub-Adviser may determine are in the best interest of shareholders of the Fund to acquire in pursuing a workout arrangement with issuers (of the types described in A above) of defaulted obligations, including, but not limited to, loans to the defaulted issuer or another party pursuant to the workout arrangement, or a debt, equity or other interest in the defaulted issuer or other party.

D.	Other assets, upon written agreement of the Purchaser that such assets are eligible for purchase by the Purchaser.

2.

The Investment Adviser has instituted policies and procedures that it believes are sufficient to ensure that the Fund and it comply with the representations, warranties and covenants contained in this Exhibit to the Agreement.

3.

The Fund will, upon request, provide the Purchaser and its internal and external auditors and inspectors as the Purchaser may from time to time designate, with all reasonable assistance and access to information and records of the Fund relevant to the Fund’s compliance with and performance of the representations, warranties and covenants contained in this Exhibit to the Agreement, but only for the purposes of internal and external audit.